EX: 99-1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces First Quarter 2023 Results

CAMBRIDGE, MA. (April 25, 2023) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $12.4 million for the quarter ended March 31, 2023, an increase of $1.1 million, or 9.7%, as compared to net income of $11.3 million for the quarter ended December 31, 2022. Diluted earnings per share were $1.58 for the quarter ended March 31, 2023, representing an increase of $0.14, or 9.7%, as compared to diluted earnings per share of $1.44 for the quarter ended December 31, 2022.

The results for the quarter ended March 31, 2023 include non-operating items, as detailed in the accounting principles generally accepted in the United States of America (“GAAP”) to non-GAAP reconciliations within this release. Excluding these items, operating net income was $12.7 million for the quarter ended March 31, 2023, a decrease of $2.3 million, or 15.4%, as compared to operating net income of $15.0 million for the quarter ended December 31, 2022. Operating diluted earnings per share were $1.62 for the quarter ended March 31, 2023, representing a decrease of $0.30, or 15.6%, as compared to operating diluted earnings per share of $1.92 for the quarter ended December 31, 2022.

First Quarter 2023 Highlights:

•
Financial performance ratios for the quarter ended March 31, 2023 were as follows:
o
Return on Average Assets (“ROA”) of 0.91% and Operating Return on Average Assets of 0.93%.
o
Return on Average Equity of 9.68% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 11.52%.
•
Asset quality at March 31, 2023 remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.18% and 0.13%, respectively.
•
The common equity to assets ratio increased to 9.51% at March 31, 2023, from 9.31% at December 31, 2022. The tangible common equity to tangible assets ratio increased to 8.32% at March 31, 2023, from 8.12% at December 31, 2022.
•
Book value per share at March 31, 2023 increased to $67.14 from $66.38 at December 31, 2022. Tangible book value per share at March 31, 2023 increased to $57.98 from $57.15 at December 31, 2022.
•
Available sources of liquidity at March 31, 2023 totaled approximately $2.7 billion. This is approximately two times the amount of uninsured deposits at March 31, 2023.

Balance Sheet

Total assets decreased by $31.2 million, or 0.6%, from $5.56 billion at December 31, 2022 to $5.53 billion at March 31, 2023.

Total loans decreased by $44.8 million, or 1.1%, from $4.06 billion at December 31, 2022 to $4.02 billion at March 31, 2023.

•
Residential real estate loans decreased by $17.1 million, from $1.65 billion at December 31, 2022 to $1.63 billion at March 31, 2023.

•
Home Equity loans decreased by $9.6 million, from $111.4 million at December 31, 2022 to $101.7 million at March 31, 2023.
•
Commercial real estate loans decreased by $8.4 million, from $1.91 billion at December 31, 2022 to $1.91 billion at March 31, 2023.
•
Commercial and industrial loans decreased by $7.0 million, from $350.7 million at December 31, 2022 to $343.7 million at March 31, 2023.

The Company’s total investment securities portfolio decreased by $22.4 million, or 1.9%, from $1.21 billion at December 31, 2022 to $1.18 billion at March 31, 2023.

Total deposits decreased by $158.6 million, or 3.3%, to $4.66 billion at March 31, 2023, as compared to $4.82 billion at December 31, 2022. Excluding wholesale deposits, total deposits decreased by $300.2 million, or 6.8% at March 31, 2023 from December 31, 2022.

•
The majority of the decrease in non-wholesale deposits in the first quarter occurred in the first two months through February, totaling $218.9 million, or 4.9%, as clients moved funds to take advantage of higher yields following recent rate increases. The month of March saw net non-wholesale deposit outflows of $81.1 million, or 1.9%, due to the banking industry challenges. Almost half of this amount ($38.0 million) moved to the Bank’s Wealth Management division.
•
Certificates of deposit totaled $752.1 million at March 31, 2023, an increase of $165.5 million from $586.6 million at December 31, 2022, primarily due to increases in wholesale certificates of deposit. Total wholesale certificates of deposit, which are included within certificates of deposit, were $523.2 million and $381.6 million at March 31, 2023 and December 31, 2022, respectively.
•
The cost of total deposits was 1.36% for the quarter ended March 31, 2023, as compared to 0.66% for the quarter ended December 31, 2022. The cost of total deposits excluding wholesale deposits was 1.01% for the quarter ended March 31, 2023, as compared to 0.45% for the quarter ended December 31, 2022. At March 31, 2023, the spot cost of non-wholesale deposits was 1.28%, as compared 0.80% at the quarter ended December 31, 2022.
•
The estimated level of uninsured deposits was 33.1% of total deposits at March 31, 2023, as compared to 51.8% of total deposits at December 31, 2022.

Borrowings totaled $241.0 million at March 31, 2023, representing a $135.8 million increase from $105.2 million at December 31, 2022, due to fluctuations in liquidity as a result of reduced deposit funding and an increase in cash balances.

Net Interest and Dividend Income

Net interest and dividend income, before the provision for credit losses, decreased by $6.6 million, or 16.2%, to $34.2 million for the quarter ended March 31, 2023, from $40.9 million for the quarter ended December 31, 2022. This was primarily due to higher cost of funds, partially offset by an increase in average earning assets and higher yields on earning assets.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 45 basis points to 2.63% for the quarter ended March 31, 2023, as compared to 3.08% for the quarter ended December 31, 2022.

In order to provide greater disclosure of the impact of loan related merger accounting, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended March 31, 2023, was 2.58%, representing a 43 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 3.01% for the quarter ended December 31, 2022.

	Three Months Ended
	March 31, 2023
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$5,312,194
Net interest income on a fully taxable equivalent basis (GAAP)		$34,431
Net interest margin on a fully taxable equivalent basis (GAAP)			2.63%
Less: Accretion of loan fair value adjustments (GAAP)		(643)	-0.05%
Adjusted net interest margin on a fully taxable equivalent basis (non-GAAP)	$5,312,194	$33,788	2.58%

Provision for Credit Losses

During the quarter ended March 31, 2023 the Company recorded a provision for credit losses of $60,000, as compared to a provision for credit losses of $3.7 million for the quarter ended December 31, 2022.

The provision for credit losses during the quarter ended December 31, 2022 included the impact of the merger with Northmark Bank on the Company’s allowance for credit losses under the current expected credit loss (“CECL”) accounting standard. CECL requires the removal of Northmark Bank’s prior allowance for loan losses through the balance sheet as goodwill and re-establishment of a new allowance for credit losses through the income statement within the provision for credit losses.

Noninterest Income

Total noninterest income increased by $652,000, or 6.5%, to $10.7 million for the quarter ended March 31, 2023, as compared to $10.1 million for the quarter ended December 31, 2022. This change was primarily the result of higher other income and higher loan related derivative income, partially offset by lower wealth management revenue. Noninterest income was 23.8% of total revenue for the quarter ended March 31, 2023.

•
Other income increased by $483,000, or 100.4%, to $964,000 for the quarter ended March 31, 2023, as compared to $481,000 for the quarter ended December 31, 2022, primarily due to success fees associated with Innovation Banking loans in addition to gains recognized on a community development fund investment.
•
Loan related derivative income increased by $163,000, or 229.6%, to $234,000 for the quarter ended March 31, 2023, as compared to $71,000 for the quarter ended December 31, 2022, primarily as a result of higher volume of loan related derivative transactions.
•
Wealth management revenue decreased by $162,000, or 2.0%, to $7.9 million for the quarter ended March 31, 2023, as compared to $8.1 million for the quarter ended December 31, 2022. Wealth Management Assets under Management and Administration were $4.3 billion at March 31, 2023, an increase of $207.5 million, or 5.1%, from $4.1 billion at December 31, 2022, primarily due to positive returns in both the bond and equity markets.

Noninterest Expense

Total noninterest expense decreased by $3.5 million, or 11.1%, to $28.3 million for the quarter ended March 31, 2023, as compared to $31.9 million for the quarter ended December 31, 2022. During the quarter ended March 31, 2023, there was a decrease in non-operating expenses, professional services, and marketing expense, partially offset by an increase in salary and benefits expense, as compared to the quarter ended December 31, 2022.

•
Non-operating expense decreased by $2.2 million, or 84.1%, to $424,000 for the quarter ended March 31, 2023, from $2.7 million for the quarter ended December 31, 2022, primarily due to lower merger related expenses and contractual termination costs that were expensed during the quarter ended December 31, 2022.
•
Professional fees decreased by $722,000, or 39.1%, to $1.1 million for the quarter ended March 31, 2023, from $1.8 million for the quarter ended December 31, 2022, primarily due to lower consulting fees associated with vendor contract negotiations and lower legal expenses associated with contract reviews and regulatory filings that were expensed during the quarter ended December 31, 2022.
•
Marketing expense decreased by $702,000, or 62.2%, to $426,000 for the quarter ended March 31, 2023, from $1.1 million for the quarter ended December 31, 2022, primarily due to the timing of marketing spend.
•
Salary and employee benefits expense increased by $159,000, or 0.9%, to $18.5 million for the quarter ended March 31, 2023, from $18.3 million for the quarter ended December 31, 2022, primarily due to the seasonality of higher employee benefit costs during the first quarter combined with regular merit increases, partially offset by lower variable compensation expenses and reductions in positions within the residential lending group as a result of lower loan volume.

Asset Quality

Non-performing loans totaled $7.3 million, or 0.18% of total loans outstanding at March 31, 2023. The allowance for credit losses was $38.0 million, or 0.95% of total loans outstanding at March 31, 2023, as compared to $37.8 million, or 0.93% of total loans outstanding at December 31, 2022.

The Company recorded net loan recoveries of $6,000, or 0.00% of total loans (annualized), for the quarter ended March 31, 2023, as compared to net loan recoveries of $16,000, or 0.00% of total loans (annualized), for the quarter ended December 31, 2022.

The following table shows additional and historical information regarding non-performing assets and early-stage delinquency (30-89 days delinquent):

	Non-performing Assets
	March 31, 2023	December 31, 2022	March 31, 2022
	(dollars in thousands)
Non-performing assets	$7,262	$6,542	$5,943
Non-performing loans/total loans	0.18%	0.16%	0.17%
Non-performing assets/total assets	0.13%	0.12%	0.12%
	Additional Asset Quality Indicators
	March 31, 2023	December 31, 2022	March 31, 2022

Delinquent loans 30-89 days past due/total loans	0.39%	0.36%	0.41%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.00%	0.00%	0.00%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	0.00%
Allowance for credit losses/nonperforming loans	523.35%	577.41%	573.95%
Allowance for credit losses/total loans	0.95%	0.93%	1.00%

Income Taxes

The Company’s effective tax rate was 25.1% for the quarter ended March 31, 2023 as compared to 26.5% for the quarter ended December 31, 2022.

Dividend and Capital

On April 24, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.67 per share, which is payable on May 25, 2023, to shareholders of record as of the close of business on May 11, 2023. The Company did not repurchase any shares under its previously announced share repurchase program during the three months ended March 31, 2023.

The Company’s common equity to assets ratio increased to 9.51% at March 31, 2023, from 9.31% at December 31, 2022. The ratio of tangible common equity to tangible assets increased to 8.32% at March 31, 2023 from 8.12% at December 31, 2022.

Book value per share at March 31, 2023 increased to $67.14 from $66.38 at December 31, 2022. Tangible book value per share increased by $0.83, or 1.5%, to $57.98 at March 31, 2023, as compared to $57.15 at December 31, 2022, primarily as a result of increased earnings during the quarter ended March 31, 2023.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional details regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

The Company will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, April 25, 2023, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10175579/f5e1013342.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on the Company’s investor relations website at https://ir.cambridgetrust.com/news-market-information/event-calendar/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.5 billion in assets at March 31, 2023, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.3 billion in client assets under management and administration at March 31, 2023. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the businesses of Cambridge and Northmark Bank may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; changes to interest rates; the ability to control costs and expenses; the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on consumer confidence and global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; disruptions in the Company’s ability to access the capital markets; effects of changes in amounts of deposits on the Company’s funding costs and net interest margin; changes in nonperforming assets; future provisions for credit losses; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2022, which the Company filed on March 16, 2023. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with GAAP. This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, operating return on average assets, operating return on tangible common equity, and operating efficiency ratio.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, and the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in accordance with generally accepted accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
	(dollars in thousands, except per share data)
Interest and Dividend Income	$51,742	$49,544	$33,898
Interest Expense	17,494	8,657	2,029
Net Interest and Dividend Income	34,248	40,887	31,869
Provision for (Release of) Credit Losses	60	3,681	(412)
Noninterest Income	10,715	10,063	11,354
Noninterest Expense	28,328	31,869	25,875
Income Before Income Taxes	16,575	15,400	17,760
Income Tax Expense	4,159	4,081	4,444
Net Income	$12,416	$11,319	$13,316

Operating Net Income*	$12,722	$15,045	$13,316

Data Per Common Share:
Basic Earnings Per Share	$1.59	$1.45	$1.91
Diluted Earnings Per Share	1.58	1.44	1.89
Operating Diluted Earnings Per Share*	1.62	1.92	1.89
Dividends Declared Per Share	0.67	0.64	0.64

Average Common Shares Outstanding:
Basic	7,792,474	7,761,193	6,948,040
Diluted	7,826,162	7,819,574	7,010,983

Selected Performance Ratios:
Net Interest Margin, FTE	2.63%	3.08%	2.74%
Adjusted Net Interest Margin, FTE	2.58%	3.01%	2.67%
Cost of Funds	1.34%	0.65%	0.17%
Cost of Interest-Bearing Liabilities	1.96%	1.02%	0.27%
Cost of Deposits	1.36%	0.66%	0.17%
Cost of Deposits excluding Wholesale Deposits	1.01%	0.45%	0.17%
Return on Average Assets	0.91%	0.81%	1.09%
Return on Average Equity	9.68%	8.79%	12.37%
Efficiency Ratio*	63.00%	62.55%	59.86%
Operating Return on Average Assets*	0.93%	1.08%	1.09%
Operating Return on Tangible Common Equity*	11.52%	13.61%	14.13%
Operating Efficiency Ratio*	62.06%	57.32%	59.86%

	March 31,	December 31,	March 31,
	2023	2022	2022
	(dollars in thousands, except per share data)
Total Assets	$5,528,584	$5,559,737	$5,018,379
Total Loans	$4,018,082	$4,062,856	$3,417,213
Total Deposits	$4,656,776	$4,815,376	$4,473,735
Allowance for Credit Losses	$38,005	$37,774	$34,110
Allowance to Total Loans	0.95%	0.93%	1.00%
Non-Performing Loans	$7,262	$6,542	$5,943
Non-Performing Loans/Total Loans	0.18%	0.16%	0.17%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.00%	0.00%	0.00%
Tangible Common Equity Ratio*	8.32%	8.12%	7.69%
Book Value Per Share	$67.14	$66.38	$62.30
Tangible Book Value Per Share*	$57.98	$57.15	$54.52
Wealth Management AUM	$4,005,805	$3,875,747	$4,464,512
Wealth Management AUM & AUA	$4,267,343	$4,059,819	$4,659,297
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(dollars in thousands, except share information)
Assets
Cash and cash equivalents	$70,766	$30,719
Investment securities
Available for sale, at fair value (amortized cost $178,186 and $182,027, respectively)	152,183	153,416
Held to maturity, at amortized cost (fair value $879,323 and $885,586, respectively)	1,030,858	1,051,997
Total investment securities	1,183,041	1,205,413
Loans
Residential mortgage	1,631,751	1,648,838
Commercial mortgage	1,906,018	1,914,423
Home equity	101,715	111,351
Commercial and industrial	343,686	350,650
Consumer	34,912	37,594
Total loans	4,018,082	4,062,856
Less: allowance for credit losses on loans	(38,005)	(37,774)
Net loans	3,980,077	4,025,082
Federal Home Loan Bank of Boston Stock, at cost	12,172	6,264
Bank owned life insurance	34,674	34,484
Banking premises and equipment, net	22,941	23,297
Right-of-use asset operating leases	23,855	25,098
Deferred income taxes, net	14,598	17,990
Accrued interest receivable	14,129	14,118
Goodwill	64,539	64,539
Merger-related intangibles, net	7,219	7,443
Other assets	100,573	105,290
Total assets	$5,528,584	$5,559,737
Liabilities
Deposits
Demand	$1,166,643	$1,366,395
Interest-bearing checking	1,071,165	908,961
Money market	998,465	1,162,773
Savings	668,385	790,628
Certificates of deposit	752,118	586,619
Total deposits	4,656,776	4,815,376
Borrowings	240,997	105,212
Operating lease liabilities	26,082	27,413
Other liabilities	78,780	94,184
Total liabilities	5,002,635	5,042,185
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 7,833,997 shares and 7,796,440 shares, respectively	7,834	7,796
Additional paid-in capital	292,250	293,186
Retained earnings	244,561	237,369
Accumulated other comprehensive loss	(18,696)	(20,799)
Total shareholders’ equity	525,949	517,552
Total liabilities and shareholders’ equity	$5,528,584	$5,559,737

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
	(dollars in thousands, except per share amounts)
Interest and dividend income
Interest on taxable loans	$45,333	$43,270	$28,404
Interest on tax-exempt loans	376	376	350
Interest on taxable investment securities	5,050	5,054	4,411
Interest on tax-exempt investment securities	585	595	654
Dividends on FHLB of Boston stock	72	124	25
Interest on overnight investments	326	125	54
Total interest and dividend income	51,742	49,544	33,898
Interest expense
Interest on deposits	15,944	8,012	1,896
Interest on borrowed funds	1,550	645	133
Total interest expense	17,494	8,657	2,029
Net interest and dividend income	34,248	40,887	31,869
Provision for (Release of) credit losses	60	3,681	(412)
Net interest and dividend income after provision for (release of) credit losses	34,188	37,206	32,281
Noninterest income
Wealth management revenue	7,937	8,099	8,574
Deposit account fees	869	834	506
ATM/Debit card income	511	444	379
Bank owned life insurance income	187	134	187
Gain on loans sold, net	13	—	94
Loan related derivative income	234	71	296
Other income	964	481	1,318
Total noninterest income	10,715	10,063	11,354
Noninterest expense
Salaries and employee benefits	18,488	18,329	17,391
Occupancy and equipment	3,747	3,698	3,542
Data processing	2,641	2,868	2,645
Professional services	1,123	1,845	1,064
Marketing	426	1,128	224
FDIC insurance	379	465	455
Non-operating expenses	424	2,663	—
Other expenses	1,100	873	554
Total noninterest expense	28,328	31,869	25,875
Income before income taxes	16,575	15,400	17,760
Income tax expense	4,159	4,081	4,444
Net income	$12,416	$11,319	$13,316
Share data:
Weighted average shares outstanding, basic	7,792,474	7,761,193	6,948,040
Weighted average shares outstanding, diluted	7,826,162	7,819,574	7,010,983
Basic earnings per share	$1.59	$1.45	$1.91
Diluted earnings per share	$1.58	$1.44	$1.89

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,986,380	$45,333	4.61%	$3,943,279	$43,270	4.35%	$3,314,082	$28,404	3.48%
Tax-exempt	51,028	476	3.78	49,777	476	3.79	46,702	443	3.85
Securities available for sale (3)
Taxable	180,510	713	1.60	185,452	681	1.46	203,193	650	1.30
Securities held to maturity
Taxable	948,233	4,337	1.85	968,319	4,373	1.79	937,047	3,761	1.63
Tax-exempt	95,212	740	3.15	96,859	753	3.08	104,837	828	3.20
Cash and cash equivalents	50,831	326	2.60	39,519	125	1.25	147,977	54	0.15
Total interest-earning assets (4)	5,312,194	51,925	3.96%	5,283,205	49,678	3.73%	4,753,838	34,140	2.91%
Non-interest-earning assets	268,670			278,799			238,864
Allowance for credit losses	(37,784)			(36,603)			(34,780)
Total assets	$5,543,080			$5,525,401			$4,957,922
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$880,040	$2,025	0.93%	$802,687	$1,051	0.52%	$764,706	$44	0.02%
Savings accounts	771,219	1,357	0.71	878,786	811	0.37	923,168	177	0.08
Money market accounts	1,129,934	6,462	2.32	1,089,768	2,895	1.05	1,187,173	1,570	0.54
Certificates of deposit	692,644	6,100	3.57	527,770	3,255	2.45	144,114	105	0.30
Total interest-bearing deposits	3,473,837	15,944	1.86	3,299,011	8,012	0.96	3,019,161	1,896	0.25
Other borrowed funds	137,516	1,550	4.57	76,856	645	3.33	16,369	133	3.30
Total interest-bearing liabilities	3,611,353	17,494	1.96%	3,375,867	8,657	1.02%	3,035,530	2,029	0.27%
Non-interest-bearing liabilities
Demand deposits	1,290,924			1,514,810			1,388,409
Other liabilities	120,877			124,004			97,373
Total liabilities	5,023,154			5,014,681			4,521,312
Shareholders’ equity	519,926			510,720			436,610
Total liabilities & shareholders’ equity	$5,543,080			$5,525,401			$4,957,922
Net interest income on a fully taxable equivalent basis		34,431			41,021			32,111
Less taxable equivalent adjustment		(255)			(258)			(267)
Net interest income		$34,176			$40,763			$31,844
Net interest spread (5)			2.00%			2.71%			2.64%
Net interest margin (6)			2.63%			3.08%			2.74%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2023 and 2022.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2023 and 2022, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2023 and 2022.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

		Three Months Ended
Operating Net Income / Operating Diluted Earnings Per Share		March 31,	December 31,	March 31,
		2023	2022	2022
		(dollars in thousands, except share data)

Net Income (a GAAP measure)		$12,416	$11,319	$13,316
Add: Merger expenses		424	1,545	—
Add: Provision for credit losses for acquired loans		—	2,239	—
Add: Contractual termination expenses		—	1,118	—
Less: Tax effect of non-operating expenses (1)	`	(118)	(1,176)	—
Operating Net Income (a non-GAAP measure)		$12,722	$15,045	$13,316
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (a non-GAAP measure)		(26)	(65)	(59)
Operating Net Income Applicable to Common Shareholders (a non-GAAP measure)		$12,696	$14,980	$13,257
Weighted Average Diluted Shares		7,826,162	7,819,574	7,010,983
Operating Diluted Earnings Per Share (a non-GAAP measure)		$1.62	$1.92	$1.89
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

	March 31, 2023	December 31, 2022	March 31, 2022
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$525,949	$517,552	$436,165
Less: Goodwill and acquisition related intangibles (GAAP)	(71,758)	(71,982)	(54,438)
Tangible Common Equity (a non-GAAP measure)	$454,191	$445,570	$381,727
Total assets (GAAP)	$5,528,584	$5,559,737	$5,018,379
Less: Goodwill and acquisition related intangibles (GAAP)	(71,758)	(71,982)	(54,438)
Tangible assets (a non-GAAP measure)	$5,456,826	$5,487,755	$4,963,941
Tangible Common Equity Ratio (a non-GAAP measure)	8.32%	8.12%	7.69%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$454,191	$445,570	$381,727
Common shares outstanding	7,833,997	7,796,440	7,000,995
Tangible Book Value Per Share (a non-GAAP measure)	$57.98	$57.15	$54.52

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$28,328	$31,869	$25,875
Net interest and dividend income	$34,248	$40,887	$31,869
Total noninterest income	10,715	10,063	11,354
Total revenue	$44,963	$50,950	$43,223
Efficiency Ratio	63.00%	62.55%	59.86%

Operating Efficiency Ratio: (2)
Noninterest expense	$28,328	$31,869	$25,875
Merger expenses (Pretax)	(424)	(1,545)	—
Contractual termination expenses (Pretax)	—	(1,118)	—
Operating expense (a non-GAAP measure)	$27,904	$29,206	$25,875
Operating revenue (a non-GAAP measure)	$44,963	$50,950	$43,223
Operating Efficiency Ratio (a non-GAAP measure)	62.06%	57.32%	59.86%

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$12,722	$15,045	$13,316
Average common equity	$519,926	$510,720	$436,610
Average goodwill and merger related intangibles	(71,876)	(72,110)	(54,483)
Average tangible common equity (a non-GAAP measure)	$448,050	$438,610	$382,127
Operating Return on Tangible Common Equity (a non-GAAP measure)	11.52%	13.61%	14.13%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$12,722	$15,045	$13,316
Average assets	$5,543,080	$5,525,401	$4,957,922
Operating Return on Average Assets (a non-GAAP measure)	0.93%	1.08%	1.09%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of total revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.